Exhibit (d)(dd)(2)

AMENDMENT NO. 2 TO THE

PORTFOLIO MANAGEMENT AGREEMENT

This Amendment, made effective as of July 1, 2015, to the Portfolio Management Agreement dated May 1, 2009, as previously amended on May 1, 2014 (together, the “Agreement”), by and among Pacific Life Fund Advisors LLC, a Delaware Limited Liability Company (“Investment Adviser”), SSGA Funds Management, Inc. a Massachusetts corporation (“Subadviser”), and Pacific Select Fund, a Massachusetts Business Trust (the “Trust”). The Agreement is hereby amended as set forth below (the “Amendment”). Capitalized terms not defined herein shall have the meaning given to them in the Agreement.

WHEREAS, Investment Adviser, Subadviser and the Trust (together, the “Parties”) are parties to the Agreement; and

WHEREAS, the Parties desire to amend the Agreement as set forth herein.

NOW THEREFORE, in consideration of the renewal of the premises, promises and mutual covenants contained herein and in the Agreement, and for other good and valuable consideration paid, the receipt and sufficiency of which are hereby acknowledged by the Parties, the Parties agree that the Agreement is hereby amended as follows:

1. All references in the Agreement to the “Portfolio Manager” are replaced with the “Subadviser” and all references to the “Fund” are replaced with the “Trust.”

2. Section 2 is hereby amended by adding the following to the end of the first paragraph:

With respect to foreign exchange trading that has been delegated to the Portfolio’s custodian, the Subadviser shall conduct a review of such foreign exchange trades that were executed by the custodian to determine that they are executed at a rate of exchange that is generally reasonable; and agrees to use reasonable commercial efforts to notify the Investment Adviser if a trade does not, in the Subadviser’s sole but commercially reasonable determination, meet such criteria.

3.	The following is hereby added to the end of Section 2(e):

Accordingly, if Subadviser transmits any inaccurate or erroneous trade tickets or other documentation relating to a transaction, Subadviser shall be responsible for any resulting loss directly incurred by a Portfolio pursuant to the Subadviser’s trade error correction policy then in effect, unless such loss was a direct result of a third party or the custodian’s willful misfeasance, bad faith, or gross negligence in the performance of its duties.

4.	Section 2(f) is hereby replaced with the following:

(f) will provide reasonable assistance to the Investment Adviser, custodian or recordkeeping agent for the Trust in determining or confirming, consistent with the procedures and policies stated in the Trust’s valuation policy and procedures (including its appendices) and/or the Registration Statement as of the date of this Amendment (both

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which may be updated from time to time; provided however, the Investment Adviser will allow a reasonable period for implementation prior to the effective date of such changes as mutually agreed to by the Investment Adviser and Subadviser for such changes that would materially impact the Subadviser), the value of any of the Portfolio’s holdings or other assets of the Portfolio for which the Investment Adviser, custodian or recordkeeping agent seeks assistance from the Subadviser or identifies for review by the Subadviser. Such reasonable assistance shall include (but is not limited to) providing the following valuation services for the Trust:

i. notifying the Investment Adviser as soon as practicable in the event that Subadviser has fair valued an asset or security of the Portfolio for an event that occurred at or prior to close of NYSE trading hours; or where a market quotation is not readily available or is deemed to be unreliable by the Subadviser; or otherwise where such holding requires a review to determine if a fair valuation is necessary pursuant to the Trust’s valuation policy and procedures or under those policies and procedures of the Subadviser used to determine the value of portfolio holdings (each, a “Fair Valuation Event”) on the same day that the Fair Valuation Event occurs, prior to 7 PM Eastern Time;

ii. verifying pricing and providing fair valuations or recommendations for fair valuations to the Investment Adviser as a result of a Fair Valuation Event, in accordance with the Trust’s valuation policy and procedures, on a same day that the Fair Valuation Event occurs, prior to 7 PM Eastern Time;

iii. designating and providing timely same-day access on an as-needed basis and upon the reasonable request of the Investment Adviser or custodian, to one or more employees of the Subadviser who are knowledgeable about the security/issuer, its financial condition, trading and/or other relevant factors for valuation, which employees shall be available for consultation, upon reasonable advance notice, when the Investment Adviser’s or the Board’s Valuation Committees convene due to a Fair Valuation Event;

iv. upon the request of the Investment Adviser or custodian, assisting in obtaining bids and offers or quotes from broker/dealers or market-makers with respect to securities held by the Portfolio; and

v. maintaining adequate records and written backup information with respect to the valuation services provided hereunder, and providing such information to the Investment Adviser or the Trust upon request.

The Subadviser shall have written policies and procedures that address the above requirements and timelines, or have a policy that states that it covers sub-advisory relationships. If Subadviser fails to communicate a Fair Valuation Event within the timeline outlined in this Section 2(f) of this Agreement that directly results in the Portfolio having a “material pricing error” (as defined in the Trust’s Pricing Error Policy as an impact to NAV of one cent or more), Subadviser shall be responsible for any resulting loss incurred by the Trust as a result of a late reported (or non-reported) Fair Valuation Event.

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Notwithstanding the foregoing, the Investment Adviser and the Trust acknowledge that the Subadviser is not the pricing agent for the Trust and is not responsible for valuing the Trust’s securities.

5.	Section 2(x) is hereby replaced with the following:

(x) will, on an annual basis, advise the Investment Adviser (i) if the Subadviser acts as sub-adviser to another U.S. registered mutual fund that follows the same investment strategy as a Portfolio and (ii) if so, the Sub-Adviser’s fee rate for management of such other U.S. registered mutual fund.

6.	The following is hereby added to Section 2 as Section 2(z):

(z) will maintain and preserve a business continuity plan (“BCP”) pursuant to the requirements of the 1940 Act, the Advisers Act and other applicable regulations. Subadviser will make available to the Trust and the Investment Adviser an overview of the Subadviser’s BCP, including a summary of recent testing and results.

7.	The following is hereby added to Section 2 as Section 2(aa):

(aa) will use commercially reasonable efforts to comply with all applicable federal, state and local tax laws, including the Foreign Account Tax Compliance Act (FATCA), and upon reasonable request will provide a list of broker-dealers (including contact names and contact information) used to execute Portfolio trades to the Investment Adviser and/or its agent or custodian to assist such parties in determining whether to apply withholding tax on payments made to certain foreign financial institutions and non-financial foreign entities in compliance with FATCA. To the extent either party withholds payment of any amount in accordance with FATCA, such amounts shall not be subject to offsets. It is understood that the Subadviser does not have responsibility as withholding agent under Section 1471 of the Code for any withholdable payments made by the Investment Adviser. For U.S. brokers, the Subadviser will obtain a Form W-9 and make such form available as needed. For foreign brokers, the Subadviser agrees it will use reasonable efforts to refrain from executing Portfolio trades without first obtaining a valid Form W-8 from such broker, thus indicating the broker is FATCA compliant and no withholding is required.

8.	The following is hereby added to Section 2 as Section 2(bb):

(bb) will not intentionally take actions that would cause a Portfolio to fail to comply with Section 817(h) of the Code, including the investor control provisions and diversification regulations of Section 817(h). With respect to Section 817(h) investor control provisions, the Subadviser will not solicit communication or knowingly communicate, now or in the future, with any current or prospective Pacific Life Insurance Company and/or Pacific Life & Annuity Company product owner (“Contract Holder”) regarding the selection, quality, or rate of return of any specific investment or group of investments held by the Portfolio. In addition, the Subadviser will disregard any communications from a Contract Holder (including unsolicited communications) when making investment decisions for the Portfolio. The Subadviser will notify current and future Subadviser portfolio managers of the Portfolio that they are prohibited from being a Contract Holder.

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9.	The following is hereby added to the end of Section 20:

To the extent a party discloses Confidential Information to a third party, as permitted herein, such disclosing party (a) shall ensure that, prior to such disclosure, the recipient third party is subject to commercially reasonable confidentiality obligations in writing with respect to the disclosed Confidential Information and (b) shall be deemed in breach of this Section 20 for any unauthorized disclosure of Confidential Information by such recipient third party.

10.	A new Section 21 is hereby added as follows:

21. AML Program. The Trust confirms that it has adopted an anti-money laundering (“AML”) program (“AML Program”) that complies with the Bank Secrecy Act, as amended by the USA PATRIOT Act, and any future amendments (the “PATRIOT Act”, and together with the Bank Secrecy Act, the “Act”), the rules and regulations under the Act, and the rules, regulations and regulatory guidance of the SEC or any other applicable self-regulatory organization. The Trust further represents that the Trust’s AML Program, at a minimum: (i) designates a compliance officer to administer and oversee the AML Program; (ii) provides ongoing employee training; (iii) includes an independent audit function to test the effectiveness of the AML Program; (iv) establishes internal policies, procedures, and controls that are tailored to the Trust’s particular business; (v) will include a customer identification program consistent with the rules under Section 326 of the Act; (vi) provides for the filing of all necessary AML reports including, but not limited to, currency transaction reports and suspicious activity reports; (vii) provides for screening all new and existing customers against the Office of Foreign Asset Control list and any other government list that is or becomes required under the Act; and (viii) allows for appropriate regulators and the officers and employees of the Subadviser (including, but not limited to, the Chief Compliance Officer) to request information about the AML Program. The Trust, and not the Subadviser, shall have sole responsibility to perform AML testing/screening of all new and existing customers of the Portfolio consistent with the Trust’s AML Program.

11.	Except as amended in this Amendment, the terms and conditions of the Agreement shall remain in full force and effect.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first written above.

PACIFIC LIFE FUND ADVISORS LLC

By:	/s/ Howard T. Hirakawa	By:	/s/ Jane M. Guon
	Name: Howard T. Hirakawa		Name: Jane M. Guon
	Title: SVP, Fund Advisor Operations		Title: Secretary

SSGA FUNDS MANAGEMENT, INC.

By:	/s/ Ellen M. Needham
Name: Ellen M. Needham
Title: President

PACIFIC SELECT FUND

By:	/s/ Howard T. Hirakawa	By:	/s/ Jane M. Guon
	Name: Howard T. Hirakawa		Name: Jane M. Guon
	Title: Senior Vice President		Title: Secretary

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